AUTOINFO, INC.

                                 1600 Route 208
                           Fair Lawn, New Jersey 07410

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 22, 1997

                            ------------------------

To the Stockholders of
   AutoInfo, Inc.

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of AutoInfo, Inc. (the "Company") will be held at the executive offices of the Company, 1600 Route 208, Fair Lawn, New Jersey 07410 on May 22, 1997 at 9:00 a.m., Daylight Savings Time, for the following purposes:

          1.   To elect a board of six directors.

          2.   To approve the Company's 1997 Stock Option Plan.

          3. To approve the Company's 1997 Non-Employee Directors' Stock Option Plan.

          4. To consider and take action upon such other matters as may properly come before the meeting or any adjournments thereof.

          The close of business on April 18, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

          All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are requested to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope which requires no postage if mailed in the United States in enclosed for your convenience.

                          By Order of the Board of Directors


                          William Wunderlich, Secretary

Dated:  April 22, 1997

                                 AUTOINFO, INC.

                                 1600 Route 208
                           Fair Lawn, New Jersey 07410

                            -------------------------

                                 PROXY STATEMENT

                            -------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

          This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of AutoInfo, Inc. (the "Company") of proxies in the form enclosed for the Annual Meeting of Stockholders to be held at the executive offices of the Company, 1600 Route 208, Fair Lawn, New Jersey 07410 on May 22, 1997 at 9:00 a.m., Daylight Savings Time, and for any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors knows of no other business which will come before the meeting.

          All shares represented by each properly executed unrevoked proxy received in time for the meeting will be voted as specified. In the absence of any specification, proxies will be voted for the election of the six persons listed herein as nominees as directors, for the approval of the 1997 Stock Option Plan and 1997 Non-Employee Directors' Stock Option Plan and in the judgment of the Board of Directors on any other matters which may properly come before the meeting. Any stockholder giving a proxy has the power to revoke the same at any time fore it is voted and a prior proxy is automatically revoked by a stockholder giving a subsequent proxy or attending and voting at the meeting.

          The approximate date on which this Proxy Statement and the accompanying form of proxy will be mailed to the Company's stockholders is April 22, 1997. The Company's 1996 Annual Report, including financial statements, is being mailed to stockholders along with this Statement, but should not be regarded as proxy soliciting material. The principal executive offices of the Company are located at 1600 Route 208, Fair Lawn, New Jersey 07410.

                                VOTING SECURITIES

          Only stockholders of record at the close of business on April 18, 1997 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. On the record date there were issued and outstanding 8,018,752 Common Shares. Each outstanding Common Share is entitled to one vote upon all matters to be acted upon at the meeting. The affirmative vote of holders of a plurality of the shares of Common Stock present or represented at the Annual Meeting is required for the election of directors. The affirmative vote of holders of a majority of the shares of Common Stock present or represented at the Annual Meeting is required for the approval of the 1997 Stock Option Plan and the 1997 Non-Employee Directors' Option Plan.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

          The following table, together with the accompanying footnotes, sets forth information, as of April 1, 1997, regarding stock ownership of all persons known by the Company to own beneficially 5% or more of the Company's outstanding Common Stock, all directors and nominees, and all directors and officers of the Company as a group.

Name of                               Shares of Common Stock       Percentage
Beneficial Owner                       Beneficially Owned(1)       of Ownership
----------------                       ---------------------       ------------
(i) Directors
Jason Bacher                                  353,272(2)              4.2%(6)
Robert Fagenson                                30,750(3)                  (6)*
Andrew Gaspar                                 108,333(4)              1.3%(6)*
Howard Nusbaum                                146,154                 1.7%
Jerome Stengel                                 30,000                   *
Scott Zecher                                  418,412(5)              5.0%(6)

All executive officers                      1,198,588(7)             14.3%(7)
and directors as a group
(7 persons)

(ii) 5% Stockholders
Ashford Capital Management, Inc.(8)
P.O. Box 4172
Greenville, Delaware 19807                    403,200                 5.0%

Dimensional Fund
Advisors, Inc.(8)
1299 Ocean Avenue
Santa Monica, CA 90401                        454,513                 5.7%

Irving B. Harris(8)
2 North LaSalle Street
Suite 505
Chicago, IL 60602                             474,000                 5.9%

Ryback Management Corporation(8)
7711 Corondelet Avenue
St. Louis, Missouri 63105                     900,850                11.2%

Steel Partners II L.P.(8)
750 Lexington Avenue
New York, New York 10022                    1,133,500                14.1

----------
*  Less than 1%

(1) Unless otherwise indicated below, each director, executive officer and each 5% stockholder has sole voting and investment power with respect to all shares beneficially owned.
(2)  Includes 75,000 shares subject to currently exercisable options.
(3) Includes (i) 1,500 shares owned by the Fagenson & Co. Profit Sharing Plan and Employee Pension Plan, of which Mr. Fagenson is a trustee, and (ii) 29,250 shares issuable upon exercise of a Common Stock purchase warrant held by Mr. Fagenson which is currently exercisable.
(4)  Includes 33,333 shares subject to currently exercisable options.
(5) Includes 86,666 shares subject to currently exercisable options or warrants. Mr. Zecher's address is c/o AutoInfo, Inc., 1600 Route 209, Fair Lawn, New Jersey 07410.
(6) Assumes that all currently exercisable options or warrants owned by this individual have been exercised.
(7) Assumes that all currently exercisable options or warrants owned by members of the group have been exercised.
(8)  Information with respect to this stockholder has been derived from the
     Schedule 13D or Schedule 13G filed by such stockholder with the Securities and Exchange Commission.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

          Based solely on review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements applicable to its officers and directors were complied with except as follows: Howard Nusbaum, one report regarding one transaction.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

          The Summary Compensation Table below includes, for the Year-Ended December 31, 1996, the seven months ended December 31, 1995 and the fiscal Year-Ended May 31, 1995 individual compensation for services to the Company and its subsidiaries paid to: (1) the Chief Executive Officer; and (2) the other most highly paid executive officers of the Company in Fiscal 1996 whose salary and bonus exceeded $100,000 (together, the "Named Executives").

                                                                           Long-Term            All
                                               Annual Compensation       Compensation          Other
Name and Principal Position       Year         Salary       Bonus           Options       Compensation(2)
---------------------------       ----         ------       -----           -------       ---------------
Scott Zecher                     1996         $150,000    $100,000             -               $4,500
    President and                1995(1)      $ 87,500    $ 50,000             -               $2,625
    Chief Executive Officer      1995         $145,000    $235,000(3)       80,000             $4,230

William Wunderlich               1996         $120,000    $ 30,000             -               $4,500
    Treasurer and Chief          1995(1)      $ 70,000    $ 15,000             -               $1,320
    Financial Officer            1995         $103,333    $ 80,000(3)       40,000             $5,500

----------
(1)  Represents the seven month period ended December 31, 1995.
(2) Represents amounts contributed to the Company's 401(k) deferred compensation plan.
(3) Includes a one-time bonus relating to the ADP transaction in the amount of $150,000 to Scott Zecher and $50,000 to William Wunderlich.

Employment Agreements

          Messrs. Zecher and Wunderlich are employed by the Company pursuant to employment agreements which expire in April 1998 and April 1997, respectively. These agreements provide for minimum annual compensation of $150,000 and $120,000, respectively, and provide for annual review by the Board of Directors.

          The Company has entered into supplemental employment agreements (the "Supplemental Employment Agreements") with Messrs. Zecher and Wunderlich (the "Covered Executives"), which provide that if there is a Change in Control of the Company (as defined therein) during the Protected Period (described below), the terms of the Supplemental Employment Agreements will supersede the Covered Executives' existing employment agreements and will govern the terms of the Covered Executives' employment following the Change in Control for a three-year term, in the case of Mr. Zecher, and a two-year term, in the case of Mr. Wunderlich (the "Employment Term"). For these purposes, the Protected Period is a three-year period which commenced on April 10, 1995 and is automatically extended for one year on and each April 10 thereafter, unless the Company otherwise notifies the Covered Executive at least 90 days prior thereto. The Supplemental Employment Agreements provide that during the Employment Term the Covered Executives will remain employed in their capacities with the Company as of the Change in Control and will continue to receive an annual salary (the "Base Salary") and benefits at least equal to that which they received prior to the Change in Control and an annual bonus at least equal to the Covered Executive's average annual bonus during the three years prior to the Change in Control. The Supplemental Employment Agreements provide that if, during the Employment Term, the Covered Executive's employment is terminated by the Company other than for Cause or Disability or by the Executive either for Good Reason or during the 60-day Window Period commencing on the anniversary of the Change in Control (as each of the foregoing terms are defined in the applicable Supplemental Employment Agreement), the Covered Executive would receive a severance payment equal to the sum of his Base Salary and the higher of his annual bonus for the then most recent year or his average annual bonus during the three years preceding the Change in Control (the "Highest Annual Bonus") multiplied by two, in the case of Mr. Zecher, and one and one-half, in the case of Mr. Wunderlich. In addition, the restrictions on any stock-related incentive awards held by the Covered Executive would lapse and he would be entitled to continued coverage under the Company's life, health and disability benefits for two years following termination of his employment (three years in the case of Mr. Zecher) or until he receives similar benefits from a new employer. Mr. Zecher's Supplemental Employment Agreement also provides that if he is subject to excise taxes under Section 4999 of the Internal Revenue Code on any payments or benefits triggered by a Change in Control, he will be entitled to receive an additional amount such that after the payment of all applicable taxes he will retain an amount equal to that which he would have retained absent the excise taxes. In connection with the Supplemental Employment Agreements, the Company also approved the creation and funding of an Employee Protection Trust, which is a form of grantor trust under which the assets of the trust remain subject to the satisfaction of the general claims of the Company's creditors, to provide for the payment of all benefits payable under the Supplemental Employment Agreements.

          The Supplemental Employment Agreements were entered into on April 10, 1995, after Steel Partners II LP acquired 14.9% of the Company's Common Stock. In the opinion of the Board, it was necessary and desirable to enter into the Supplemental Employment Agreements and to implement the Employee Protection Trust so that the Covered Executives would concentrate on performing their duties and promoting the best interests of the Company and its stockholders without being concerned about the possibility of a Change in Control. In the opinion of the Board of Directors, the provisions of the Supplemental Employment Agreements and the Employee Protection Trust would not have any significant impact on the decision of any person or entity relating to whether or not to acquire the Company or effect a Change in Control although a person or entity interested in acquiring, or effecting a Change in Control, of the Company may view the provisions of the Supplemental Employment Agreement and the funding of the Employee Protection Trust as making it more difficult to consummate an acquisition, or effect a Change in Control, of the Company. In addition, in the opinion of the Board of Directors, entering into the Supplemental Employment Agreements and implementing the Employee Protection Trust and the funding thereof would not have an adverse impact on the Company's ability to execute its business strategy in pursuing value for the benefit of all stockholders.

401(k) Cash or Deferred Compensation

          The Company maintains a tax-qualified 401(k) cash or deferred compensation plan that covers all employees who have completed 30 days of service with the Company and have attained age 21. Participants are permitted, within the limitations imposed by the Internal Revenue Code, to make pre-tax contributions to the plan pursuant to salary reduction agreements. The Company makes a 50% matching cash contribution on up to a 6% contribution by the employee. In addition, the Company may, in its discretion, make additional contributions as permitted by the Internal Revenue Code. The contributions of the participants and the Company are held in separate accounts. Participants' contributions are always fully vested. The Company's contributions vest proportionally over a five year period commencing on the employee's date of employment.

Stock Option Plans

          In February 1986, the Company's stockholders approved the AutoInfo 1985 Stock Option Plan (the "1985 Plan") which provides that a total of 555,000 shares of Common Stock are subject to options granted thereunder. In November 1986, the Company's stockholders approved the AutoInfo 1986 Stock Option Plan (the "1986 Plan") which provides that a total of 637,500 shares of Common Stock are subject to options granted thereunder. In October 1989, the Company's stockholders approved the AutoInfo 1989 Stock Plan (the "1989 Plan") which provides that a total of 300,000 shares of Common Stock are subject to options granted thereunder. In November 1992, the Company's stockholders approved the AutoInfo 1992 Stock Option Plan (the "1992 Plan") which provides that a total of 350,000 shares of Common Stock are subject to options granted thereunder. (The 1985 Plan, 1986 Plan, 1989 Plan and 1992 Plan are sometimes referred to herein as the "Option Plans".)

          Under the Option Plans, the Company may grant options to purchase Common Stock to its officers, key employees, directors, and, in the case of the 1985 and 1992 Plans, to non-employees performing services for the Company. Payment of the option exercise price is to be made (i) in cash, (ii) by delivery of Common Stock already owned by and in the possession of the option holder, or
(iii) if so provided for in the option being exercised, by delivery of the option holder's promissory note in favor of the Company. If an option granted under an Option Plan expires, terminates or is canceled without being exercised in full, the unpurchased shares subject to such options will again be available for options to be granted under such Plan. Options may be granted in the form of incentive stock options ("Incentive Option") or options which do not qualify for the favorable tax treatment of Incentive Options which are known as non-qualified options.

          The Option Plans are administered by a committee of the Board of Directors consisting of Messrs. Fagenson, Gaspar and Stengel who are ineligible to participate in the Plans.

          No options may be exercised more than ten years from the date of grant, and no options may be granted after December 31, 1999 and December 31, 2002 under the 1989 Plan, and 1992 Plan, respectively. No further options may be issued under the 1985 Plan and 1986 Plan.

          The option price of each Incentive Option granted under the Option Plans shall be not less than 100% of the fair market value of the Common Stock as of the date the option is granted (110% of the fair market value if the grant is to an employee holding 10% or more of the Company's outstanding Common Stock). Options other than Incentive Options may be granted at an exercise price as determined by the Board. The exercise prices of such non-qualified options must be at least 85% of the fair market value of the underlying shares of Common Stock at the date of grant. Options granted are not transferable and are subject to various other conditions and restrictions. All Incentive Options granted before December 31, 1986 must be exercised in the order in which they were granted regardless of the differences in the exercise prices.

Option Grants during the Year-Ended December 31, 1996

          During the Year-Ended December 31, 1996, no options were granted to the Named Executives. The Board of Directors has proposed that the Company issue to each of Scott Zecher and William Wunderlich performance-based options under the 1997 Stock Option Plan being considered at the 1997 Annual Meeting of Stockholders (see, Proposal No. 2).

Aggregate Year-End Option Values

          Shown below is information with respect to unexercised options granted in prior years under the Option Plans to the Named Executives and held by them at December 31, 1996. No options were executed by Named Executives during 1996.

                         Number of Unexercised Options at      Values of Unexercised In-the-Money Options
Name                                12/31/96                                at 12/31/96(1)
----                                --------                                --------------
                            Exercisable/Unexercisable                  Exercisable/Unexercisable
                            -------------------------                  -------------------------
Scott Zecher                      86,666/26,667                                $8,333/$0
William Wunderlich               111,667/13,333                               $31,250/$0

----------
(1)   Based on the closing price as quoted on NASDAQ/NMS on December 31, 1996.

Director Compensation

          The Company pays a Directors fee of $750 for each meeting attended by a non-employee director.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          On April 28, 1995 the Company entered into a Promissory Note and Security and Pledge Agreement with Scott Zecher, its President, Chief Operating Officer and a Director, pursuant to which the Company lent to Mr. Zecher, consistent with the Company's past practice, the sum of $466,796.64, in connection with Mr. Zecher's exercise of options to acquire 216,799 shares of the Company's Common Stock (the "Shares") under the Company's 1985 and 1986 Stock Option Plans. The Note, which is non-interest bearing, is secured by the Shares and is payable on the earlier of May 31, 1998 or out of proceeds of the underlying collateral. As a result of such exercise, the percentage of outstanding shares of Common Stock owned by executive officers and directors of the Company at the time of such exercise increased from approximately 8.7% to approximately 11.5%. This increase may discourage a party from instituting a take-over attempt with regard to the Company. The purpose of the Company granting an interest free loan for the purpose of exercising in-the money stock options is the same as the purpose of the Company for granting stock options to key employees and officers; namely, to encourage such key employees and officers to acquire an increased personal interest in the success and progress of the Company. The granting of the stock options provides the key employee or officer with the potential to benefit from the success and growth of the Company and the interest free loan enables such key employee or officer to actually realize the benefit when the stock option becomes in-the-money.

          On June 22, 1995, the Company entered into a Settlement Agreement with Ryback Management Corporation ("Ryback"), Eric C. Ryback and Lawrence Callahan (the "Agreement"; Ryback together with Eric C. Ryback and Lawrence Callahan, collectively, the "Ryback Parties"). As more fully described below, the Settlement provides that, for a period of five (5) years, Ryback, the holder of approximately 14.8% of the Company's outstanding shares at the time the Agreement was entered into, will vote such shares on all matters in accordance with the recommendation of the Company's Board of Directors (the "Board"), unless, as a result of the recommendation, the Board's "outside directors" (as such term is hereinafter defined) would not continue to constitute a majority, in which case, the shares would be voted in the same proportion as the vote of other stockholders. The Agreement also provided for the dismissal of the Company's litigation against the Ryback Parties and for mutual releases from the Company to the Ryback Parties and from the Ryback Parties to the Company.

          Pursuant to the Agreement, Ryback agreed that during the term of the Agreement, unless specifically requested in writing in advance by the Board, Ryback will not, and will cause its affiliates and associates (as such terms are used within Rule 126-2 (as such rule is currently in effect) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) not to, alone or in concert with others (and neither Ryback nor any affiliate or associate of Ryback will advise, assist or encourage others to), directly or indirectly: (i) by purchase or otherwise, acquire, or agree to acquire, ownership (including, but not limited to, beneficial ownership) of any shares of Common Stock of the Company (the "Common Stock"), including securities convertible into Common Stock, or direct or indirect rights or options to acquire such ownership; (ii) make any public announcement with respect to, or submit any proposal for, the acquisition of beneficial ownership of Common Stock (or securities convertible into Common Stock or direct or indirect rights or options to acquire such beneficial ownership), or for or with respect to any extraordinary transaction or merger, consolidation, sale of substantial assets or business combination involving the Company or any of its affiliates, (iii) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act (the "Exchange Act")) or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange

Act) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company or any of its affiliates;
(iv) form, join or in any way participate in a "group" (as such term is used in Section 1 3d(3) of the Exchange Act) to take any action otherwise prohibited by the terms of the Agreement; (v) initiate or propose any stockholder proposals for submission to a vote of stockholders, whether by action at a stockholder meeting or by written consent, with respect to the Company or any of its affiliates or propose any person for election to the Board of the Company or any of its affiliates or propose the removal of any member of the Board of the Company or any of its affiliates; (vi) otherwise seek to control the management or policies of the Company or any of its affiliates, including, without limitation, taking any action to seek to obtain representation on the Board of the Company or any of its affiliates; (vii) institute, prosecute or pursue against the Company (or any of its officers, directors, representatives, trustees, employees, attorneys, advisors, agents, affiliates or associates) (a) any claim with respect to any action hereafter duly approved the Board or (b) any claim on behalf of a class of the Company's security holders; (viii) disclose to any third party, or make any filing under the Exchange Act (including, without limitation, under Section 13(d) thereof) disclosing, any intention, plan or arrangement inconsistent with the foregoing; (ix) publicly oppose any duly authorized Board action or recommendation; (x) initiate any communication with any customer or supplier of the Company or any other person which does or is contemplating doing business or entering into a transaction with the Company with a view interfering or otherwise adversely affecting the relationship between the Company and or the applicable customer, supplier or other person; (xi) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing; or
(xii) request the Company (or its directors, officers, employees or agents) to amend or waive any provision of the Agreement or otherwise seek any modification to or waiver of any of the agreements or obligations of Ryback, or any of its affiliates or associates, under the Agreement.

          The Agreement also provides that during the term of the Agreement, Ryback will not and will cause its associates and affiliates not to, transfer, assign, pledge, sell, hypothecate or otherwise dispose (a "disposition") of any capital stock of the Company owned by it, except if all of the following conditions are satisfied with respect to such disposition: (i) the applicable disposition together with all other dispositions for the account of Ryback and its associates and affiliates during the one month period immediately preceding the date of such disposition does not exceed one percent of the outstanding Common Stock, as shown on the most recent applicable report or statement published by the Company; (ii) such disposition shall be by means of a "broker's transaction" within the meaning of rule 144(g) under the Securities Act of 1933, as amended; and (iii) with respect to any such disposition, the seller shall instruct its broker that such broker shall make due inquiry and shall not make the disposition to any person (including any agent of such person) if Ryback and/or its affiliates or associates or such broker knows, or has reason to believe, that such person, together with such persons, affiliates and associates, owns, collectively (with its associates and affiliates), or, will own, collectively (with its associates and affiliates), upon consummation of the disposition, 3% or more of the outstanding Common Stock as shown on the most recent applicable report or statement published by the Company.

          The Agreement also provides that during its term, with respect to each matter submitted to the stockholders of the Company for a vote, whether at a meeting or pursuant to any consent of stockholders, including, without limitation, any matter submitted to the stockholders of the Company relating to the election or removal of directors, Ryback agrees to, and agrees to cause its affiliates and associates to, vote (whether by proxy or otherwise) all shares of Common Stock owned by Ryback and/or any of its affiliates and associates in accordance with the applicable duly authorized recommendation of the Board; provided, however, that, with respect to any recommendation relating to the election or removal of directors, if, assuming such recommendation were adopted by the stockholders of the Company, less than a majority of all directors constituting the Board would be "outside directors" (as such term is hereinafter defined), Ryback and its associates and affiliates shall vote their shares in the same proportion as the votes of all other outstanding voting securities of the Company voting on such applicable matter. As used in the Agreement, the term "outside directors" refer to directors who are not also officers or employees of the Company.

Compensation Committee Interlocks and Insider Participation

          During the Company's last fiscal year, Messrs. Bacher, Fagenson, Gaspar and Stengel served on the Compensation Committee of the Board of Directors. Other than in their capacities as directors of the Company, none of Messrs. Fagenson, Gaspar or Stengel were employed by the Company during such times.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

To the Board of Directors:

Compensation Policies Applicable To Executive Officers

          The purpose of the Company's executive compensation program is to attract, retain and motivate qualified executives to manage the business of the Company so as to maximize profits and shareholder value. Executive compensation in the aggregate is made up principally of the executive's annual base salary, a bonus which may be awarded by the Company's Compensation Committee and awards of Company stock or stock options under the Company's Stock Option Plans. The Company's Compensation Committee annually considers and makes recommendations to the Board of Directors as to executive compensation including changes in base salary, bonuses and awards of Company stock or stock options.

          Consistent with the above-noted purpose of the executive compensation program, it is the policy of the Compensation Committee, in recommending the aggregate annual compensation of executive officers of the Company, to consider the overall performance of the Company, the performance of the division of the Company for which the executive has responsibility and the individual contribution and performance of the executive. The performance of the Company and of the division for which the executive has responsibility are significant factors in determining aggregate compensation although they are not necessarily determinative. While shareholders' total return is important and is considered by the Compensation Committee, it is subject to the vagaries of the public market place and the Company's compensation program focuses on the Company's strategic plans, corporate performance measures, and specific corporate goals which should lead to a favorable stock price. The corporate performance measures which the Compensation Committee considers include sales, earnings, return on equity and comparisons of sales and earnings with prior years and with budgets.

          The Compensation Committee does not rely on any fixed formulae or specific numerical criteria in determining an executive's aggregate compensation. It considers both corporate and personal performance criteria, competitive compensation levels, the economic environment and changes in the cost of living as well as the recommendations of management. The Compensation Committee then exercises business judgment based on all of these criteria and the purposes of the executive compensation program.

Compensation of the Chief Executive Officer

          Mr. Zecher's base salary of $150,000 and bonus of $100,000 for 1996 was based principally on his rights under his employment agreement with the Company. The Compensation Committee in determining Mr. Zecher's compensation gave consideration to Mr. Zecher's efforts in guiding the Company's entrance into the non-prime automobile finance market place, and believes that these efforts will lead in future periods to enhanced performance and stockholder value.

          Section 162(m) of the Internal Revenue Code of 1996, as amended (the "Code"), generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company's chief executive officer and four other most highly compensated executive officers, unless the compensation is considered performance based. The compensation disclosed in this Proxy Statement does not exceed the $1 million limit, and executive compensation for 1997 is also expected to qualify for deductibility. The Company currently intends to structure the performance-based portion of its executive officers' compensation to achieve maximum deductibility under Section 162(m) of the code with minimal sacrifices in flexibility and corporate objective.

                                    Respectfully submitted,


                                    AutoInfo, Inc. Compensation Committee
                                    (Jason Bacher, Andrew Gaspar, Robert
                                      Fagenson and Jerome Stengel)

                             TOTAL RETURN COMPARISON

          The following graph sets forth a five-year comparison of total returns for: (1) the Company; and (2) THE NASDAQ - US CRSP Total Return Index.

   [THE FOLLOWING TABLE WAS DEPICTED AS A LINE GRAPH IN THE PRINTED MATERIAL]

                                       12/91  12/92  12/93  12/94  12/95  12/96
                                   ---------------------------------------------
AUTOINFO           AUTOINFO, Inc.       100    122    107     64     83     89
--------             NASDAQ             100    116    134    131    185    227
12/91     4.089
12/92     5.000
12/93     4.375
12/94     2.625
12/95     3.375
12/96     3.625

NASDAQ
------
12/91     187.203
12/92     217.864
12/93     250.093
12/94     244.462
12/95     345.715
12/96     425.258

          In December 1995, the Company entered the non-prime automobile finance industry. Accordingly, a comparison of total returns for the one-year period ended December 31, 1996 is presented for: (1) the Company; (2) a Company selected Peer Group (comprised of Aegis Consumer Funding Corp., Consumer Portfolio Services, Eagle Finance Corp., First Merchants Acceptance, General Acceptance Corp., MS Financial Inc., NAL Financial Group, Inc., TFC Enterprises Inc.); and (3) The NASDAQ - US CRSP Financial Stock Index.

   [THE FOLLOWING TABLE WAS DEPICTED AS A LINE GRAPH IN THE PRINTED MATERIAL]

                                                             12/95        12/96
                                                           ---------------------
AUTOINFO               AUTOINFO,Inc.                          100          107
--------               NASDAQ                                 100          128
12/95       3.375      PEER GROUP                             100           60
12/96       3.625

NASDAQ
------
12/95     362.816
12/96     465.167

PEER GROUP              PEER GROUP                       12/95        12/96
----------              -----------------------------------------------------
12/95      10.507    1) AEGIS CONSUMER FUNDING CORP.     7.000        2.813
12/96       6.292    2) CONSUMER PORTFOLIO SERVICES      9.125       11.250
                     3) EAGLE FINANCE CORP.             13.750        5.500
                     4) FIRST MERCHANTS ACCEPTANCE      18.500       19.125
                     5) GENERAL ACCEPTANCE CORP.        15.500        3.250
                     6) MS FINANCIAL INC.                6.875        0.938
                     7) MONACO FINANCE INC CL A          4.563        2.500
                     8) NAL FINANCIAL GROUP INC.        13.625        9.625
                     9) TFC ENTERPRISES INC.             5.625        1.625
                                                        ---------------------

                        TOTAL                           94.563       56.626

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

          At the meeting, six Directors will be elected by the stockholders to serve until the next annual meeting or until their successors are elected and qualified. The accompanying form of proxy will be voted for the election as Directors of the six persons named below, unless the proxy contains contrary instructions. Proxies cannot be voted for a greater number of persons than the number of nominees named herein. Management has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as Director, the proxy will be voted for the election of such person or persons as shall be designated by the Board of Directors.

          ANDREW GASPAR, age 49, was named Chairman of the Board on March 29, 1995. He has been a director of the Company since 1978. Mr. Gaspar has, since March 1991, been President of the general partner of R.S. Lauder, Gaspar & Co. and Vice-Chairman of The Central European Development Corporation, venture capital firms doing business in the United States and Eastern Europe. Mr. Gaspar is a director of Central European Media Enterprises Ltd., a TV broadcasting company and of RSL Communications Ltd., a global telephone company. From 1982 to 1991, Mr. Gaspar was a Partner of E.M. Warburg Pincus & Co., a venture banking and investment advisory firm. He holds a B.S. degree from Columbia University, an M.S. degree from Northeastern University and an M.B.A. degree from Harvard Business School.

          SCOTT ZECHER, age 38, joined the Company in January 1984, and became its President and Chief Operating Officer in January 1993 and its Chief Executive Officer in October 1996. Prior to becoming President and Chief Operating Officer, he held the position of Executive Vice President and Chief Financial Officer. He became a director of the Company in 1989. From 1980 to 1984, he was with the accounting firm of KPMG Peat Marwick. Mr. Zecher is a Certified Public Accountant with a B.A. degree in Accounting and Economics from the City University of New York at Queens College.

          JASON BACHER, age 57, has been a director of the Company since its inception in 1976. From its inception in 1976 through March 29, 1995 Mr. Bacher was Chairman of the Board and the Chief Executive Officer of the Company. Mr. Bacher has been associated with the automobile salvage industry since 1961 as a principal of Bacher Tire Company, Inc., an automobile recycler located in the New York metropolitan area. In connection with the sale by the Company of a principal portion of its business to ADP Claims Solutions on April 1, 1995, Mr. Bacher joined ADP Claims Solutions.

          ROBERT FAGENSON, age 48, has been an officer and director of Fagenson & Co., Inc., a registered broker-dealer, for more than five years. Mr. Fagenson is a member of the Board of Directors of the New York Stock Exchange. Since April 1983, Mr. Fagenson has also served as the Secretary and a director of Starr Securities, Inc., a registered broker-dealer, which was the underwriter of the Company's initial public offering in May 1986. Mr. Fagenson has been a director of the Company since June 1986. Mr. Fagenson is also a director of Healthy Planets Products, Inc., Microtel Franchise and Development Corp. and Rentway, Inc. Mr. Fagenson has a B.S. degree in Business Administration from Syracuse University.

          HOWARD NUSBAUM, age 49, has been a director of the Company since its inception in 1976. Mr. Nusbaum, who earned a B.A. degree from Brooklyn College, has been a consultant to the automobile recycling industry since 1976. He is presently President of SWZ Engineering, Inc.

          JEROME STENGEL, 60, has been a Vice President, Treasurer and Chief Financial Officer of Genovese Drug Stores, Inc., an American Stock Exchange company, for more than five years. Mr. Stengel is a Certified Public Accountant with a B.B.A. degree from the City University of New York. He has been a director of the Company since 1987.

          A plurality of votes of the holders of shares of Common Stock of the Company present in person or by proxy at the meeting is required for the election of directors.

          Management Recommends a Vote FOR the Election of the Foregoing
Nominees.

Board Of Director Meetings

          During the Year-Ended December 31, 1996, the Board of Directors held six meetings. Each director standing for re-election attended at least 75% of such meetings.

Board Of Director Committees

          The Board maintains an Audit and Compensation Committee each comprised of Messrs. Bacher, Fagenson, Gaspar and Stengel. The Company does not have a nominating committee. Each committee member is a non-employee director. The Audit Committee approves the selection of the Company's auditors and meets and interacts with the auditors to discuss questions in regard to the Company's financial reporting. The Compensation Committee evaluates the performance of the Company's executive employees and determines the salaries and other compensations payable to such persons. During the last full fiscal year, the Compensation Committee met twice and the Audit Committee met once, with all members present at each respective Committee meeting.

                                 PROPOSAL NO. 2

                       APPROVAL OF 1997 STOCK OPTION PLAN

          On February 26, 1997, the Board of Directors approved the 1997 Stock Option Plan (the "1997 Plan"). The 1997 Plan will become effective upon ratification by the affirmative vote of a majority of the Company's shares of Common Stock present in person or by proxy at the meeting. The 1997 Plan provides, among other matters, for incentive and/or non-incentive stock options. A copy of the 1997 Plan is attached as Annex A to this Proxy Statement and the description of the 1997 Plan set forth below is qualified in its entirety by reference to the full text of the 1997 Plan.

Description of the 1997 Plan

          The purpose of the 1997 Plan is to provide incentives to officers, key employees and consultants whose performance will contribute to the long-term success and growth of the Company, to strengthen the ability of the Company to attract and retain employees of high competence, to increase the identity of interests of such key employees with those of the

Company's stockholders and to help build loyalty to the Company through recognition and the opportunity for stock ownership. All owners and key employees of the Company who are in positions which enable them to make significant contributions to the long-term performance and growth of the Company are eligible to receive awards under the 1997 Plan. Approximately 125 officers and employees of the Company are currently eligible to participate in the 1997 Plan.

          The maximum aggregate number of shares as to which awards or options may at any time be granted under the Plan is 1,000,000 shares.

          The 1997 Plan is administered by a disinterested committee of the Board of Directors, the members of which are ineligible to receive grants under the 1997 Plan, which determines those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock that may be purchased under each option, and the option price.

Terms of Options

          The Plan permits the granting of both incentive stock options and non-qualified stock options. The option price of both incentive stock options and non-qualified stock options must be at least equal to 100% of the fair market value of the shares on the date of grant. The maximum term of each option is ten years. For any participant who owns shares possessing more than 10% of the voting rights of the Company's outstanding Common Stock, the exercise price of any incentive stock option must be at least equal to 110% of the fair market value of the shares subject to such option on the date of grant and the term of the option may not be longer than five years. Options become exercisable at such time or times as the Stock Option Committee may determine at the time it grants options.

          No incentive stock option may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option will be exercisable only by him or her. In the event of termination of employment other than by death or disability, the optionee will have three months after such termination during which to exercise the option. Upon termination of employment of an optionee by reason of death or permanent total disability, the option remains exercisable for one year thereafter to the extent it was exercisable on the date of such termination. No similar limitation applies to non-qualified options.

          Under certain circumstances involving a change in the number of outstanding shares of Common Stock without the receipt by the Company of any consideration therefor, such as a stock split, stock consolidation or payment of a stock dividend, the class and aggregate number of shares of Common Stock in respect of which Options may be granted under the 1997 Plan, the number of shares subject to each option and the option price per share shall be proportionately adjusted.

          The 1997 Plan will terminate on February 26, 2007 and may be terminated by the Board of Directors of the Company prior to that date.

Tax Consequences of the 1997 Plan

General

          The following discussion of tax consequences of stock option grants under the 1997 Plan is subject to the limitations imposed by Section 162(m) of the Code on the deductibility of compensation to certain executive officers of the Company in excess of $1,000,000 in certain circumstances. See "Application of Section 162(m) of the Code" below for a more complete discussion of those limitations.

          The Company believes that under present Federal tax laws the grant of an option will create no taxable income consequences for an optionee or deduction for the Company. The optionee will generally have no taxable income upon exercising an Incentive Option (except that the alternative minimum tax may apply), and the Company will receive no deduction when an Incentive Option is exercised. The optionee must recognize a specified amount of ordinary income with respect to the exercise of a Non-Incentive Option, and the Company (or its subsidiary) will generally be entitled to a deduction for the same amount. The timing of such income and deduction will generally depend on the length of the Restricted Period with respect to shares purchased. The tax treatment to an optionee of a disposition of shares acquired under the 1997 Plan depends on how long the shares have been held and on whether such shares were acquired by exercising an Incentive Option or a Non-Incentive Option. Generally, there will be no tax consequence to the Company in connection with a disposition of shares acquired under an Option, except that the Company (or its subsidiary) will generally be entitled to a deduction in the case of a disposition of shares acquired under an Incentive Option before the applicable Incentive Option holding period has been satisfied.

Application of Section 162(m) of the Code

          As discussed previously, Section 162(m) of the Code limits to $1 million per year the federal income tax deduction available to public companies for compensation paid to its chief executive officer and its four other highest paid executive officers. However, Section 162(m) provides an exception from this limitation for certain "performance-based" compensation, if various requirements are satisfied. The 1997 Plan is designed to satisfy the exception for stock options issued thereunder. Therefore, the Company anticipates being entitled to deduct an amount equal to the taxable income reportable by an option recipient upon exercise of a non-incentive option.

Proposed Grants Under the 1997 Plan

          The Compensation Committee of the Company has granted performance based options to Scott Zecher, the Company's President and Chief Executive Officer and William Wunderlich, the Company's Chief Financial Officer under the 1997 Plan, subject to stockholder approval of the 1997 Plan. Mssrs. Zecher and Wunderlich will receive options to purchase 450,000 and 170,000 shares of Common Stock, respectively, at an exercise price equal to the fair market value of the Common Stock on the date the 1997 Plan is approved by stockholders. The vesting of such options will be based upon the market performance of the Company's Common Stock. Such options will vest in thirds upon the closing price of the Company's Common Stock reaching $5.00, $7.00 and $10.00, respectively. These price thresholds must be achieved within two, four and six years, respectively, from the date of grant. Any options which do not vest in accordance with the terms of the grant, as well as any options which have not vested as of the termination date of the grantee's employment with the Company, will be restored to the status of unissued options under the 1997 Plan and will be available for further issuance in accordance with the terms and provisions of the 1997 Plan.

          The affirmative vote of holders of a majority of the shares of Common Stock present or represented at the Annual Meeting is required for the approval of the 1997 Stock Option Plan.

          The Board of Directors believes that the 1997 Plan should be approved because of the need to have the ability to issue stock options to the key employees upon whose performance and contribution the long-term success and growth of the Company is dependent and accordingly deems the adoption of the 1997 Option Plan to be in the best interest of the Company and recommends a vote FOR its approval.

                                 PROPOSAL NO. 3

                  APPROVAL OF 1997 DIRECTORS' STOCK OPTION PLAN

          On February 26, 1997, the Board of Directors approved the 1997 Non-Employee Directors' Stock Option Plan (the " Directors' Plan"). The Directors' Plan will become effective upon the ratification by the affirmative vote of a majority of the Company's shares of Common Stock present in person or by proxy at the meeting. A copy of the Directors' Plan is attached as Annex B to this Proxy Statement and the description of the Directors' Plan set forth below is qualified in its entirety by reference to the full text of the Directors' Plan.

General

          The Directors' Plan is designed to provide an opportunity for non-employee directors of the Company to become holders of, or increase their holdings of, Common Stock and thereby acquire an increased stake in the growth and prospects of the Company. It also provides the Company with an additional means to attract qualified candidates for election to the Board of Directors when and as vacancies on the Board exist. Currently, five members of the Board of Directors, Jason Bacher, Robert Fagenson, Andrew Gaspar, Howard Nusbaum and Jerome Stengel are eligible directors under the Directors' Plan.

Description of the Directors' Plan

          The Directors' Plan provides that each director who is not employed by the Company or any of its subsidiaries will automatically be granted an option (an "Initial Option Grant"), effective upon the approval of the Directors' Plan by the Company's stockholders, to purchase 5,000 shares of Common Stock. In addition, the Directors' Plan provides that each non-employee director shall automatically receive an additional option to purchase 5,000 shares of Common Stock on the date of each annual meeting of stockholders of the Company, commencing with the annual meeting of stockholders in 1998 and each new non-employee director shall automatically receive an option to purchase 7,500 shares of Common Stock upon appointment or election. The maximum number of shares for which options may be granted to any one non-employee director shall not exceed 25,000 in the aggregate. If the number of shares remaining in the Directors' Plan on a date-of grant are insufficient to grant options to purchase 5,000 shares to each eligible director, the number of shares subject to each option shall be determined by dividing the total number of shares remaining in the Directors' Plan by the number of eligible directors at that time. A total of 150,000 shares of Common Stock have been reserved for issuance under the Directors' Plan, subject to adjustment for stock splits and similar events.

          The exercise price of options granted under the Directors' Plan is the Fair Market Value of the Common Stock on the date of grant. "Fair Market Value" of the Common Stock means the closing sale price of the Common Stock as reported by the Nasdaq National Market on the date of grant or, if the Common Stock was not traded on the date of grant, the immediately preceding business day on which the Common Stock was traded. The Directors' Plan provides that each option granted under the Directors' Plan shall vest one year after the date of grant. Any option granted under the Directors' Plan shall expire ten years after the date of grant and no option may be granted under the Directors' Plan after February 27, 2007. If a director ceases to be a director prior to the time any portion of an option vests, such portion will immediately be canceled. The vested portion of any option will remain exercisable for a period of one year following the date on which a director ceases to serve as such, except if cessation is for cause, in which event all vested options held by such director will immediately be canceled. Options granted under the Directors' Plan are not transferable by the optionee otherwise than by will or the laws of descent or distribution or pursuant to a qualified domestic relations order. The exercise price of an option may be paid in cash, in shares of Common Stock or a combination thereof.

          The Directors' Plan provides that a proportionate or equitable adjustment shall be made in the number or kind of shares subject to unexercised options and in the exercise price thereof in the event of a stock dividend, split or combination of shares or a merger, consolidation or reorganization with another company or entity in which the holders of Common Stock receive other securities, or any other relevant change in the capitalization of the Company.

          The Board of Directors has the power to terminate or amend the Directors' Plan from time to time in such respects as it deems advisable, except that no termination or amendment shall materially adversely affect any outstanding option without the consent of the optionee. In addition, the approval of the Company's stockholders is required in respect of any amendment which would (i) increase the total number of shares subject to the Directors' Plan, (ii) increase the total number of shares issuable to any person under the Directors' Plan, (iii) change the timing of the grant of options or the exercise price for shares issuable thereunder, or (iv) change the designation of the persons eligible to receive options.

          The Directors' Plan is administered by the Board of Directors. As the Directors' Plan specifically identifies the persons eligible to receive options, the date of grant of options, the number of shares to be subject thereto, the exercise price, duration and other significant terms thereof, the administration, interpretation and construction of the Directors' Plan by the Board of Directors will be essentially ministerial in nature. The Directors' Plan provides that the interpretation and construction of the Directors' Plan by the Board of Directors shall be final.

          The affirmative vote of holders of a majority of the shares of Common Stock present or represented at the Annual Meeting is required for the approval of the Non-Employee Directors' Stock Option Plan.

          The Board of Directors believes that the 1997 Plan should be approved because of the need to have the ability to attract and retain qualified directors to contribute to the long-term success and growth of the Company and accordingly deems the adoption of the 1997 Non-Employee Directors' Option Plan to be in the best interest of the Company and recommends a vote FOR its approval.

                                     GENERAL

          The management of the Company does not know of any matters other than those stated in this Proxy Statement which are to be presented for action at the meeting. If any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such other matters is conferred by such proxies upon the persons voting them.

          The Company expects representatives of Arthur Andersen LLP, the Company's independent auditors, to be present at the Annual Meeting and to respond to pertinent questions of stockholders.

          The Company will bear the cost of preparing, assembling and mailing the Proxy, Proxy Statement and other material which may be sent to the stockholders in connection with this solicitation. In addition to the solicitation of proxies by use of the mail, officers and regular employees may solicit the return of proxies. The Company may reimburse persons holding stock in their names or in the names of other nominees for their expenses in sending proxies and proxy material to principals. Proxies may be solicited by mail, personal interview, telephone and telegraph.

          The Company will provide without charge to each person being solicited by this Proxy Statement, on the written consent of any such person, a copy of the Annual Report of the Company on Form 10-K for the Year-Ended December 31, 1996 (as filed with the Securities and Exchange Commission) including the financial statements thereto. All such requests should be directed to William Wunderlich, Secretary, AutoInfo, Inc., 1600 Route 208, Fair Lawn, New Jersey 07410.

          All proposals of stockholders intended to be included in the proxy statement to be presented at the 1997 Annual Meeting of Stockholders must be received at the Company's executive offices no later than December 22, 1997 and should be directed to the Secretary of AutoInfo, Inc.

                                   By Order of the Board of
                                    Directors


                                   William Wunderlich,
                                    Secretary

Dated: April 22, 1997

PROXY

                                 AUTOINFO, INC.

 This Proxy is solicited by the Board of Directors Annual Meeting on May 22,1997

   The undersigned hereby appoints Andrew Gaspar and Scott Zecher and each of them, with full power of substitution, the attorneys and proxies of the under-signed to attend the Annual Meeting of Stockholders of AutoInfo, Inc. to be held on May 22, 1997 at 9:00a.m., and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as indicated on the proposals as more fully set forth in the Proxy Statement, and in their discretion upon such other matters as may come before the meeting.

1. ELECTION OF DIRECTORS--Jason Bacher, Robert Fagenson, Andrew Gaspar,
                          Howard Nusbaum, Jerome Stengel and Scott Zecher.

   |_| FOR all nominees,

   |_| WITHHOLD authority to vote for all nominees,

   |_| FOR all nominees, EXCEPT nominees(s) written below.

       -----------------------------------------------------------------------
                                                       FOR   AGAINST   ABSTAIN
2. The approval of the 1997 Stock Option Plan          |_|     |_|       |_|
3. The approval of the 1997 Non-Employee Directors'
      Stock Option Plan                                |_|     |_|       |_|

                                  (Continued, and to be Signed, on Reverse Side)

   The shares represented by this Proxy will be voted as directed or if no direction is indicated, will be voted FOR each of the proposals.

   The undersigned hereby acknowledges receipt of the Notice of, and Proxy Statement for, the aforesaid Annual Meeting.

                                   Dated:____________________________,1997


                                         -----------------------------
                                           Signature of Stockholder


                                         -----------------------------
                                           Signature of Stockholder

                                         DATE AND SIGN EXACTLY AS NAME
                                         APPEARS HEREON. EACH JOINT TENANT
                                         MUST SIGN. WHEN SIGNING AS ATTORNEY,
                                         EXECUTOR, TRUSTEE, ETC., GIVE FULL
                                         TITLE. IF SIGNER IS CORPORATION, SIGN
                                         IN FULL CORPORATE NAME BY AUTHORIZED
                                         OFFICER.